SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

MB Software Corporation
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective November 28, 2007, Wound Care Innovations, L.L.C., a Nevada limited liability company and MB Software's wholly owned subsidiary ("WCI"), entered into separate exclusive license agreements with Applied Nutritionals LLC, a Delaware limited liability company ("AN"), and its founder George Petitio, pursuant to which WCI has obtained the exclusive world-wide license to certain patented technologies and processes related to CellerateRxTM, an advanced collagen based wound care product formulation.

WCI has been marketing and selling CellerateRx over the past three years under the terms of a distribution agreement that was terminated in 2005. These new licenses are limited to the human health care market for external wound care, and include any new product developments based on the licensed patent and processes. The term of these licenses extends through the life of the licensed patent.

In consideration for the licenses, WCI has agreed to pay to AN and Mr. Petito the following, beginning January 3, 2008: (a) an advance royalty of $100,000 in the aggregate, (b) an aggregate royalty of fifteen percent (15%) of gross sales occurring during the first year of the license; (c) an additional advance royalty of $400,000, in the aggregate, on January 3, 2009; plus (d) an aggregate royalty of three percent (3%) of gross sales for all sales occurring after the payment of the $400,000 advance royalty. In addition, after January 3, 2009, WCI must maintain a minimum aggregate annual royalty payment of $375,000.

All royalties, other than the advance royalty payments described above, are due and payable on a calendar quarterly basis on or before the forty-fifth (45th) day of the month immediately following the calendar quarter in which gross sales are received.

In addition to the license agreements, WCI also entered into an exclusive manufacturing agreement with AN pursuant to which AN will manufacture all CellerateRx and related products for WCI. The term of the manufacturing agreement extends through the life of the licensed patent; provided that upon the acquisition of WCI by a party with annual revenues of at least $100,000,000 or a market capitalization of at least $200,000,000, the acquiror may terminate the manufacturing agreement.

In connection with the above transaction, WCI will also issue to Mr. Petito 1,000 shares of a newly designated preferred stock. The preferred stock will automatically convert into an aggregate of 5,100,000 shares of common stock upon the filing by MB Software of an amendment to its Articles of Incorporation increasing its authorized number of shares of common stock from 20,000,000 to 100,000,000, and participate with the common stock, on an as converted basis, with respect to dividends and liquidation, and votes together with the common stock as a single class, as if such shares of preferred stock had been converted.

MB Software has received consents from shareholders holding a majority of its outstanding shares of common stock approving the amendment.

The descriptions of the aforementioned transactions are qualified in their entirety by reference to copies of the applicable agreements filed as exhibits to this Form 8-K and incorporated herein by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01

Item 5.03 Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

See Item 1.01. Pursuant to MB Software's Articles of Incorporation, the company's board of directors may establish one or more series of preferred stock. The preferred stock described under Item 1.01 was established by the company's board of directors pursuant to a unanimous written consent on October 31, 2007.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.1(i)	Certificate of Designations, Number Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of MB Software Corporation.

10.1	Exclusive Patent and Trademark License dated as of November 28, 2007, by and between Wound Care Innovations, L.L.C. and Applied Nutritionals, LLC.

10.2	Exclusive License dated as of November 28, 2007, by and between Wound Care Innovations, L.L.C. and George Petito.

10.3	Manufacturing Agreement dated as of November 28, 2007, by and between Wound Care Innovations, L.L.C. and Applied Nutritionals, LLC.

99.1	Press release dated November 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB Software Corporation
Date: November 29, 2007
/s/Scott A. Haire
Scott A. Haire, Chairman of the
Board, Chief Executive Officer
And President (Principal Financial
Officer)